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                                                                    Exhibit 99.4

For immediate release:

Contact:

AT APPLIEDTHEORY

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
1500 Broadway - 3rd Floor           Dave Buckel                         Karolin Shoikhet
New York, NY 10036                  Investor Contact                    Media Contact
212-398-7070 (ph)                   Senior VP and CFO                   Senior Media Liaison
212-398-5985 (fx)                   212-398-7070 (x-4444)               212-398-7070 (x-4226)
                                                                        KSHOIKHE@APPLIEDTHEORY.COM
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AT THE FINANCIAL RELATIONS BOARD

Paula Schwartz             Beth Lewis                          Deanne Eagle
General Info               Analyst Info                        Media Info
212-455-0915               617-369-9240                        212-661-8030

                APPLIEDTHEORY SECURES $60 MILLION FINANCING DEAL

  DEAL WITH THE PALLADIN GROUP BRINGS ADDITIONAL MAJOR INSTITUTIONAL INVESTORS
                                   INTO ATHY.

AppliedTheory Corporation, a leading provider of Internet business solutions, announced today that it has signed a definitive agreement for up to $60 million in new financing from major institutional investors led by The Palladin Group's Halifax Fund. Halifax Fund is a leading private equity fund focusing on direct investments in high growth companies. The fund seeks to provide funding to public companies when a capital infusion can act as a catalyst for a cascade of positive events.

Under terms of the deal, AppliedTheory will receive $30 million initially in the form of convertible debentures, which are initially convertible into common stock of the Company valued at a premium of 25% above its average price over an agreed-upon period after the closing. The remaining $30 million dollars can be received at various times over the next three years upon the exercise of warrants, an investor call and a Company put. More exact details and terms of the deal will be made available in the Company's upcoming filing of form 8-K with the Securities and Exchange Commission.

"This new capital infusion not only provides us maximum financial flexibility, but also partners us with a long term oriented investor who shares our vision for the explosive demand for Internet business solutions by mid sized companies" said David Buckel, AppliedTheory's Senior Vice President and Chief Financial Officer. "As a company, we are extremely proud to have secured this attractive financing from such a well respected investor, especially during a time of uncertainty in the US Capital markets."
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Jeff Devers, The Palladin Group's President offered, " We believe in investing in fast growing companies that deliver highly differentiated products and services, which build value for shareholders and customers alike. AppliedTheory's exemplary customer service, high value solutions and extensive experience represent the best in its industry. We look forward to helping fuel AppliedTheory's accelerating growth."

About AppliedTheory
With deep roots in the emerging Internet marketplace, AppliedTheory offers a peerless strategic vision to companies and public sector organizations seeking everything from simple Internet access to sophisticated large-scale, Internet-based application development. AppliedTheory's integrated solutions are tailored not only to the customer's immediate needs, but are engineered to respond to future demand, with an emphasis on customer support and service. Together with its strategic business partners, AppliedTheory implements a broad range of best-of-breed services nationwide, including e-Business Solutions, needs assessment and security consulting, AIP and Web site hosting, Internet access, Virtual Private Network (VPN) implementation and ongoing end-to-end support. More than a technology company, AppliedTheory understands the Internet business and how to do business on the Internet. AppliedTheory is headquartered in New York, NY. For more information, access the company's Web site at http://www.appliedtheory.com. Statements contained in this press release that are not historical facts may be deemed to be forward-looking statements which are subject to risks and uncertainties, including those discussed in AppliedTheory's filings with the Securities and Exchange Commission.

/CONTACT: Investors - Dave Buckel, Senior VP and CFO, ext. 4444, or Media - Karolin Shoikhet, Senior Media Liaison, ext. 4226, or kshoikhe@appliedtheory.com, both of AppliedTheory, 212-398-7070, or fax, 212-398-5985; or General Info - Paul Henning, 212-661-8030, Analyst - Beth Lewis, 617-369-9240, or Media - Deanne Eagle, 212-661-8030, all of The Financial Relations Board